Exhibit 4.6

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND ARE SUBJECT TO AND MAY BE OFFERED, TRANSFERRED OR SOLD ONLY IN COMPLIANCE WITH (1) APPLICABLE SECURITIES LAWS, AND (2) THE TERMS OF THAT CERTAIN STOCKHOLDERS AGREEMENT DATED AS OF OCTOBER 5, 2006 (AS AMENDED FROM TIME TO TIME) BY AND AMONG THE COMPANY AND CERTAIN INVESTORS IDENTIFIED THEREIN (THE “STOCKHOLDERS AGREEMENT”). A COPY OF THE AFOREMENTIONED STOCKHOLDERS AGREEMENT HAS BEEN FILED WITH THE SECRETARY OF THE COMPANY AND IS AVAILABLE UPON REQUEST.

CERTIFICATE

FOR

COMMON STOCK PURCHASE WARRANTS

Incorporated Under the Laws of the State of Delaware

No – ____________	Warrants for [____________] shares of Common Stock, par value $0.0001 per share

This CERTIFICATE FOR COMMON STOCK PURCHASE WARRANTS dated [_________] 2008 (this “Warrant Certificate”) is being issued by HEALTHEQUITY, INC., a Delaware corporation (the “Company”) to [_________] (the “Holder”) pursuant to that certain Note and Warrant Purchase Agreement dated [_________], 2008 (the “Purchase Agreement”) between the Company and the Holder (as a Purchaser) along with other Purchasers as defined in and set forth in the Purchase Agreement.

The Company certifies that the Holder is the registered owner of the above indicated number of Warrants. One (1) Warrant entitles the Holder to purchase one (1) share of the Company’s common stock, $0.0001 par value (the “Common Stock”). The shares of Common Stock issuable upon an exercise of the Warrants hereunder are sometimes herein referred to as the “Warrant Stock.”

1.     Purchase Price. The purchase price (the “Exercise Price”) per share for the Warrant Stock shall be Two Dollars ($2.00) per share tendered to the Company in good United States funds.

2.     Rights to Exercise. The Holder shall have the right (but not the obligation) to exercise the Warrant to receive the Warrant Stock (subject to adjustment as hereinafter provided) at any time on or before ten years from date of this grant.

3.     Manner of Exercise.

3.1.     In order to exercise this Warrant Certificate, the Holder shall surrender this Warrant Certificate at the office of the Company, as set forth below, or at such other address as the Company shall designate in writing, together with a duly executed exercise form in the form attached hereto and simultaneous payment in full of the Exercise Price for the number of Warrant Stock which the Holder electing to purchase (in cash or by certified or official bank or bank cashier’s check payable to the order of the Company) or by making a net issuance election as set forth in Section 3.2.

3.2.     The Holder may elect to receive, without the payment by the Holder of any additional consideration, Warrant Stock equal to the value of this Warrant Certificate or any portion hereof by the surrender of this Warrant Certificate or such portion to the Company, by indicating that it is making a net issue election in his, her or its exercise form. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable Warrant Stock for which this Warrant Certificate is then exercisable as is computed using the following formula:

X = Y (A-B)
A

Where:

X =     the number of Warrant Stock to be issued to the Holder pursuant to this Section;

Y =     the number of Warrant Stock covered by this Warrant Certificate in respect of which the net issue election is made pursuant to this Section;

A =     the Fair Market Value of one Warrant Stock for which this Warrant Certificate is exercisable as at the time the net issue election is made pursuant to this Section; and

B =     the Exercise Price in effect under this Warrant Certificate at the time the net issue election is made pursuant to this Section.

The Company shall promptly respond in writing to an inquiry by the Holder as to the Fair Market Value of one Warrant Stock. “Fair Market Value” of the Warrant Stock on any date means (a) if Common Stock of the Company is traded on a national securities exchange, the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (b) the last reported sale price (on that date) of the Common Stock on the NASDAQ Global Market, if the Common Stock is not then traded on a national securities exchange; or (c) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ Global Market; or (d) if the Common Stock are not publicly traded, the fair market value of the Warrant Stock as determined in good faith by the Board of Directors of the Company (the “Board”) without minority discount but after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock, in private transactions negotiated at arm’s length, recent exercise prices for any options issued by the Company, revenues and operating earnings of the Company for the most recent twelve (12)-month period, projected revenues and operating earnings of the Company for the next twelve (12)-month period, discounted positive cash flow of the Company, the nature and timing of any product releases and product shipments, generation of significant orders, cash flow from operations, consummation of relationships with strategic partners, the book value of the Company’s assets as recorded on the most recently prepared balance sheet of the Company, the price/earnings multiples of comparable publicly traded companies (and adjusted for any illiquidity associated with the Company’s Common Stock), and appropriate consideration of the senior rights, preferences and privileges of classes of preferred stock outstanding, and other pertinent factors determined in good faith by the Board. If the Majority in Interest (as defined in the Purchase Agreement) disagrees, in writing, as to the Fair Market Value of the Warrant Stock, Fair Market Value shall be determined by appraisal by an independent third party mutually agreed to by the Company and the Holder and the Holder and the Company shall equally share the costs and expenses of such appraisal.

3.3     Upon surrender of this Warrant Certificate in conformity with the foregoing provisions, the Company shall promptly deliver to or upon the written order of the Holder a stock certificate or certificates representing the Warrant Stock purchased by the Holder.

4.     Adjustments upon Certain Events.

4.1     Stock Splits, Stock Combinations and Certain Stock Dividends. If the Company shall at any time subdivide or combine its outstanding Common Stock, or declare a dividend in Common Stock or other securities of the Company convertible into or exchangeable for Common Stock, a Warrant shall, after such subdivision or combination or after the record date for such dividend, be exercisable for that number of shares of Common Stock and other securities of the Company that the Holder would have owned immediately after such event with respect to the Common Stock and other securities for which a Warrant may have been exercised immediately before such event had the Warrant been exercised immediately before such event. Any adjustment under this Section 4.1 shall become effective at the close of business on the date the subdivision, combination or dividend becomes effective.

4.2.     Anti-Dilution. The number of Warrant Stock subject to this Warrant Certificate shall also be subject to adjustment based on the anti-dilution protection mechanism provided to the holders of Series C Preferred Stock, par value $0.0001 per share of the Company (“Series C Shares”) pursuant to Section 4.4.E.2 of its Amended and Restated Certificate of Incorporation dated October 5, 2006 as if the Warrant Stock were Series C Shares and the Exercise Price were the Series C Conversion Price.

4.3     Adjustment for Reorganization, Consolidation, Merger. In case of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable upon exercise of a Warrant) or in case the Company (or any such other corporation) shall merge into or with or consolidate with another corporation or convey all or substantially all of its assets to another corporation or enter into a business combination of any form as a result of which the Common Stock or other securities receivable upon exercise of a Warrant are converted into other stock or securities of the same or another corporation, then and in each such case, the Holder of a Warrant, upon exercise of the purchase right at any time after the consummation of such reorganization, consolidation, merger, conveyance or combination, shall be entitled to receive, in lieu of the shares of Common Stock or other securities to which such Holder would have been entitled had he, she or it exercised the purchase right immediately prior thereto, such stock and securities which such Holder would have owned immediately after such event with respect to the shares of Common Stock and other securities for which a Warrant may have been exercised immediately before such event had the Warrant been exercised immediately prior to such event.

4.4     Notice. In each case of an adjustment in the Common Stock or other securities receivable upon the exercise of a Warrant, the Company shall promptly notify the Holder of such adjustment. Such notice shall set forth the facts upon which such adjustment is based.

5.     Loss, Theft, Destruction, or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant Certificate and (in the case of loss, theft, or destruction) of indemnity satisfactory to it (in the exercise of its reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver, in lieu thereof, a new Warrant in the same form and tenor.

6.     Capitalization.

6.1     On the date hereof, the authorized capital stock of the Company consists of thirty million (30,000,000) Common Stock, and twenty million (20,000,000) shares of preferred stock, par value $0.0001 per share, of which (i) two million (2,000,000) shares have been designated as “Series A Preferred Stock” (the “Series A Shares”), (ii) four million seven hundred thirty seven thousand five hundred forty seven (4,737,547) shares have been designated as “Series B Preferred Stock” (the “Series B Shares”) and (iii) six million seven hundred seventy three thousand thirty three (6,773,033) shares are Series C Shares. The issued and outstanding shares of capital stock of the Company consists of three million three hundred five thousand eight hundred ninety (3,305,890) Common Stock, two million (2,000,000) Series A Shares, four million seven hundred thirty seven thousand five hundred forty seven (4,737,547) Series B Shares and six million seven hundred seventy three thousand thirty three (6,773,033) Series C Shares.

6.2     All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom. The shares of Common Stock issuable upon exercise of this Warrant Certificate will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company, free of all preemptive or similar rights.

6.3     Except for the conversion rights which attach to the warrants, options and convertible securities which are listed in Section 3.3(c) of the Purchase Agreement and to the Series A Shares, Series B Shares and Series C Shares, as of the date hereof, there are no shares of Common Stock or any other equity security of the Company issuable upon conversion or exchange of any security of the Company.

7.     Stockholders Agreement. As a condition to the issuance of any shares of Common Stock hereunder, the Holder shall be required to become a party to the Stockholders Agreement dated October 5, 2006, as may be amended from time to time, as an “Investor” thereunder.

8.     Miscellaneous.

8.1     Governing Law. This Warrant Certificate shall be construed in accordance with, and governed by the substantive laws of, the State of Delaware.

8.2     Assignment. This Warrant Certificate, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company and the Holder, and their respective heirs, successors and permitted assigns, as applicable.

8.3     Notices. All notices, requests, demands, claims, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, facsimiled, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties hereto at the following respective addresses (or at such other address for any such party as shall be specified by like notice):

If to the Company:

HealthEquity, Inc.

Suite 400

15 West Scenic Pointe Drive

Draper, Utah 84020

Facsimile: [__________]

If to the Holder, to Holder’s address as stated on the books and records of the Company.

All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by facsimile, on the date of such delivery, (c) in the case of delivery by nationally recognized overnight courier, on the third business day following dispatch, and (d) in the case of mailing, on the seventh business day following such mailing

8.4     Restrictive Legend. Each certificate representing Common Stock issued upon exercise of any Warrants hereunder, unless such Common Stock is then registered under the Securities Act shall bear a legend in substantially the following form set forth on top of this Warrant Certificate with respect to such Common Stock.

8.5     Payment of Taxes. The Holder shall pay all documentary, stamp or similar taxes and other government charges that may be imposed with respect to the issuance, transfer or delivery of any Warrant Stock on exercise of the Warrants. In the event the Warrant Stock are to be delivered in a name other than the name of the Holder of the Warrant Certificate, no such delivery shall be made unless the person requesting the same has paid the amount of any such taxes or charges incident thereto.

8.6     Reduction in Exercise Price at Company’s Option. The Company’s Board of Directors may, at its sole discretion, reduce the Exercise Price of the Warrants in effect at any time either for the life of the Warrants or any shorter period of time determined by the Company’s Board of Directors. The Company shall promptly notify the Holder of any such reduction in the Exercise Price.

8.7     Preemptive and Anti-Dilution Rights. The Company represents and warrants that all waivers of preemptive and anti-dilution rights necessary to accomplish the issuance of this Warrant Certificate without obligation, on the part of the Company, to issue any additional equity securities of the Company as a result of this Warrant Certificate, have been obtained.

8.8.     Amendments; Waivers. Amendments to or waivers of any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), only upon written consent of the Company and the Holder.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed as of the ____ day of ________________, 2008.

HEALTHEQUITY, INC.

By:

Its:

HEALTHEQUITY, INC.

FORM OF ELECTION TO PURCHASE

(To be Executed by the Holder if Holder Desires to Exercise

Warrants Evidenced by the Warrant Certificate)

TO HEALTHEQUITY, INC.

The undersigned hereby irrevocably elects to exercise ___________________________ (_______) Warrants, evidenced by the within Warrant Certificate for, and to purchase thereunder, ____________________________ (_______) shares of Common Stock issuable upon exercise of said Warrants and payment of the applicable Exercise Price by (a) delivery of $_________ and any applicable taxes, or (b) hereby making a net issuance election pursuant to Section 3.2 of the Warrant Certificate.

The undersigned requests that certificates for such shares be issued in the name of:

PLEASE INSERT SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER

(Please print name and address)

If said number of Warrants shall not be all the Warrants evidenced by the within Warrant Certificate, the undersigned requests that a new Warrant Certificate evidencing the Warrants not so exercised be issued in the name of and delivered to:

(Please print name and address)

The Holder agrees to become a party to the Stockholders Agreement dated October 5, 2006, as may be amended from time to time, as an “Investor” thereunder with respect to the Common Stock hereby issued.

Dated:	Signature:

NOTICE:	The above signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever.